UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) Of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 22, 2006

Memry Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15971	06-1084424
(Commission File Number)	(IRS Employer Identification No.)

3 Berkshire Boulevard, Bethel, Connecticut	06801
(Address of principal executive offices)	(Zip Code)

(203) 739-1100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 22, 2006, Memry Corporation (the “Company”) entered into a letter agreement (the “Agreement”) with Dr. Ming H. Wu, the Company’s Vice President - Office of Technology, in connection with Dr. Wu’s resignation from the Company. The Agreement extends the term of Dr. Wu’s options as described below.

The Company’s standard form of option agreement provides that an employee’s options will terminate at midnight on the effective date of an employee’s resignation. The Company amended Dr. Wu’s options to provide that, in the event of his resignation, his vested and outstanding options will terminate on the earlier of (1) three months from his last day of employment with us and (2) the last day of the initial ten-year term of such option. As a result, the vested and outstanding options granted to Dr. Wu on December 5, 1996 will terminate on December 5, 2006, and the remaining vested and outstanding options will terminate on December 22, 2006.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment.

Effective September 22, 2006, Dr. Ming H. Wu, the Company’s Vice President - Office of Technology, resigned to accept an offer of employment from a third party. The Company has no current plans to fill Dr. Wu’s office.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

      99.1 – Agreement, dated September 22, 2006, between Memry Corporation and Dr. Ming H. Wu.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMRY CORPORATION

Date: September 22, 2006	By:	/s/ Robert P. Belcher
Robert P. Belcher
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Agreement, dated September 22, 2006, between Memry Corporation and Dr. Ming H. Wu.